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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:
       Lee Jackson, 712 Arrowhead Lane, Murray, Utah 84107

2.   Issuer Name and Ticker or Trading Symbol:
        Upland Energy Corporation, "UPLC"

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: March 2001

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below ( ) 10% Owner ( ) Other
     Title:

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year): NA
3. Transaction Code:    Code:   NA
4. Securities Acquired (A) or Disposed of (D): Amount: NA
5. Amount of Securities Beneficially Owned at End of Month: 1,089,615
6. Ownership Form:  Direct (D) or Indirect (I): D
7. Nature of Indirect Beneficial Ownership:

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: Stock Option
2. Conversion or Exercise Price of Derivative Security: $0.25
3. Transaction Date (Month/Day/Year): March 5, 2001
4. Transaction Code: A
5. Number of Derivative Securities Acquired (A) or Disposed of (D): 50,000 (A)
6. Date Exercisable and Expiration Date (Month/Day/Year): 01/01/2004
7. Title and Amount of Underlying Securities: 50,000
8. Price of Derivative Security: $0.25
9. Number of Derivative Securities Beneficially Owned at End of Month: 50,000
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11.  Nature of Indirect Beneficial Ownership: NA

Explanation of Responses:

Signature of Reporting Person:
Date:  April 13, 2001, /S/Lee Jackson